Exhibit 99.1

First United Corporation Announces Stock Repurchase

OAKLAND, MARYLAND, August 20, 2007 -- First United Corporation (Nasdaq: FUNC), a financial holding company and the parent company of First United Bank & Trust, announced that on August 15, 2007 its Board of Directors authorized a stock repurchase program that permits the Corporation to purchase up to 5% of its outstanding common stock as of June 30, 2007 (approximately 307,500 shares). Shares may be repurchased in the open market or in privately negotiated transactions at such times and in such amounts per transaction as the Chairman and Chief Executive Officer of the Company determines to be appropriate.

According to William B. Grant, Chairman and Chief Executive Officer for First United Corporation, “Recently, the prices for financial services stock have been very volatile, and much of the industry, including the Corporation, has experienced declines. We believe that the volatility and stock price declines can be attributed in large part to the recent wide-spread media attention and market concerns surrounding the banking, and more particularly, the mortgage, industries. We believe that repurchasing stock, especially under the current market conditions, is an excellent use of our capital.”

ABOUT FIRST UNITED CORPORATION

First United Corporation offers full-service banking products and services through its trust company subsidiary, First United Bank & Trust, and consumer finance products through its consumer finance subsidiaries, OakFirst Loan Center, Inc. and OakFirst Loan Center, LLC. The Corporation also offers a full range of insurance products and services to customers in its market areas through First United Insurance Group, LLC. These entities operate a network of offices throughout Garrett, Allegany, Washington, and Frederick Counties in Maryland, as well as Mineral, Hardy, Berkeley, and Monongalia Counties in West Virginia. The Corporation maintains an Internet website at www.mybankfirstunited.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objections. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the SEC entitled “Risk Factors”.